Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552 and 333-132221) of Magic Software Enterprises Ltd., of our report dated 28th January 2004 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2003 and for the year then ended and our report dated 6th February 2006 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2005 and for the year then ended, which reports appear in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2005.

/s/ Mock & Partners International

Mock & Partners International

Registered Accountants

Amsterdam, The Netherlands

5th April 2006